Exhibit 99.2

                 FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
                                     BETWEEN
                                 HYBRIDON, INC.
                                       AND
                               SILICON VALLEY BANK


         This Fourth Amendment is made, effective as of the 29th day of September, 1998, to that certain Loan and Security Agreement between Hybridon, Inc., a Delaware corporation with a principal place of business at 155 Fortune Boulevard, Milford, Massachusetts (the "Borrower") and Silicon Valley Bank (the "Bank") dated as of December 31, 1996, as amended by consent letter agreement (the "Consent Letter") dated January 15, 1998 and by First Amendment to Loan and Security Agreement dated March 30, 1998 (the "First Amendment"), Second Amendment to Loan and Security Agreement dated April 16, 1998 (the "Second Amendment") and Third Amendment to Loan and Security Agreement dated September 18, 1998 (the "Third Amendment"). The Loan and Security Agreement as so amended is hereinafter referred to as the "Loan Agreement". Capitalized terms used, but not defined in this Fourth Amendment shall have the meanings ascribed to them in the Loan Agreement and ancillary documents, instruments and agreements, or if not so defined, shall have the meanings ascribed to them in the Uniform Commercial Code, or in the case of financial and accounting terms, in accordance with generally accepted accounting principles.

                                    RECITALS

         Pursuant to the Third  Amendment,  the  Borrower and the Bank agreed to temporarily waive compliance by the Borrower with the Tangible Net Worth and Minimum Liquidity covenants (as amended) through September 29, 1998 to accommodate the sale by the Borrower of the CRLP Interest. The closing of the sale of the CRLP Interest has not occurred and the Borrower has requested that the Bank agree to extend the waiver of covenant compliance until October 31, 1998.

         The Bank is willing to consent to extend the temporary waiver of the Minimum Liquidity and Tangible Net Worth covenants, but only upon the terms and conditions set forth in this Fourth Amendment.

                                    AGREEMENT

         In consideration of the foregoing, and of the undertakings and obligations of the Borrower and the Bank set forth herein and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and Bank agree as follows:

     1. The Borrower confirms that the outstanding balance of principal and interest on the Loan as of October 15, 1998 is as set forth in
          Schedule 1 hereto, and that the Borrower has no defense, claim or offset which would preclude full payment of such amount.

     2. The Borrower ratifies and confirms: (i) its Obligations to the Bank under the Loan Agreement, as amended hereby, (ii) all of the representations and warranties made by it in the Loan Agreement, except as expressly disclosed to the Bank, and (iii) that it is in compliance with


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          the covenants and agreements  contained in the Loan  Agreement  except for its failure to maintain compliance with the covenants waived in the First Amendment, its failure to comply with Section 6.10(c) of the Loan Agreement, to the extent that such failure is nevertheless in compliance with the Intellectual Property Security Agreement (the "IP Security Agreement") delivered by the Borrower in connection with the Consent Letter (it being agreed that the provisions of Section 6.10(c) shall be deemed superseded by the analogous provisions of the IP Security Agreement), and except for Borrower's failure to comply with the Minimum Liquidity and Tangible Net Worth covenants as of June 30, 1998 and thereafter.

     3. The Bank hereby waives any existing defaults in the Minimum Liquidity and Tangible Net Worth covenants and also waives compliance by the Borrower with the Minimum Liquidity and Tangible Net Worth covenants through October 31, 1998; provided however, that if the CRLP Put Date is earlier than October 31, 1998, testing of such covenants shall begin on the following business day after the CRLP Put Date rather than on October 31, 1998. Within two (2) business days after the CRLP Put Date, the Borrower will pay to the Bank in good and collected funds, in addition to any regularly scheduled payments on the Obligations, the sum of $750,000 as an additional payment against the principal of the Obligations.

     4. In consideration of the Bank's agreement to extend its waiver of compliance with the Tangible Net Worth and Liquidity covenants through October 31, 1998, the Borrower shall pay to the Bank a forbearance fee in the amount of $25,000 in addition to any other amounts due with respect to the Obligations. If the CRLP Put Date is after October 15, 1998, the forbearance fee shall increase by $1,000 per day commencing October 16, 1998, but in no event more than an additional $16,000. The $25,000 installment of the forbearance fee is due and payable on the date of this Fourth Amendment, and any and all incremental increases thereto shall be due and payable no later than October 31, 1998.

     5. The Borrower further acknowledges that all reasonable out-of-pocket costs and expenses of he Bank in connection with negotiation, documentation and administration of this Fourth Amendment, including reasonable fees of attorneys engaged to represent the Bank, shall be borne by the Borrower.

     6. The Borrower acknowledges and confirms that to the extent that the Borrower may have any claims, offsets, counterclaims, or defenses, asserted or unasserted, the Borrower, for itself, and on behalf of its successors, assigns, parents, subsidiaries, agents, affiliates, predecessors, employees, officers, directors, executors and heirs, as applicable (collectively, the "Borrower Affiliates") releases and forever discharges the Bank, its subsidiaries, affiliates, employees, officers, directors, agents, successors and assigns, both present and former (collectively, the "Bank Affiliates") of and from any and all manner of claims, offsets, counterclaims, defenses, action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, and demands whatsoever, asserted or unasserted, in law or in equity, which against the Bank and/or the Bank Affiliates, they or the Borrower Affiliates ever had to and including the date hereof, upon or by reason of any matter, cause, causes or thing whatsoever, in connection with the Loan and/or any of the transactions and matters related thereto, except for the obligations of the Bank in such documents, instruments and agreements to be performed after the date of this Fourth Amendment. The Borrower shall indemnify, defend


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


          and hold the Bank harmless of and from any claim brought or threatened against the Bank by the Borrower or any other person (as well as from attorneys' fees and expenses in connection therewith) on account of the Loan Agreement, the Note, the Consent Letter, the Intellectual Property Security Agreement, Pledge Agreement, Intercreditor Agreement, the First Amendment, the Second Amendment, the Third Amendment, this Fourth Amendment and any other document, instrument or agreement given in connection with the Loan and any of the transactions and matters related thereto (each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank's election reasonably acceptable to the Borrower, but at the expense of the Borrower), except in the case of the Bank's failure to comply with its obligations hereunder or thereunder, its gross negligence or willful misconduct.

     7. The Borrower acknowledges and agrees that the Bank's agreement herein to temporarily waive compliance with the Minimum Liquidity and Tangible Net Worth covenants shall not create a course of dealing or conduct and that the Bank has not agreed to waive any other covenant or agreement with the Borrower or to waive compliance with the Minimum Liquidity and Tangible Net Worth covenants other than for the limited time period set forth in this Fourth Amendment.

     8. To the extent possible, this Fourth Amendment shall be construed to be consistent with the provisions of the Loan Agreement; however, to the extent that the provisions of this Fourth Amendment expressly conflict with or contradict the provisions of the Loan Agreement, the provisions of this Fourth Amendment shall be deemed to control.

     9. This Fourth Amendment represents the entire agreement between the parties with respect to the modifications contained herein, and shall be construed in accordance with the laws of the Commonwealth of Massachusetts as an agreement under seal. The Borrower has voluntarily entered into this Fourth Amendment without coercion or duress of any kind and has been or has had the opportunity to have been represented by legal counsel of its choosing.


         WITNESS OUR hands and seals on this 30th day of October, 1998, effective as of September 29, 1998.



WITNESS:                                            SILICON VALLEY BANK

/s/ C. Wade                                        By: /s/ Sean Lynden
-----------------------------                          ------------------------

                                                       HYBRIDON, INC.

/s/ Cheryl M. Northrup                             By: /s/ E. Andrews Grinstead
-----------------------------                          ------------------------


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                                  SCHEDULE 1 TO
                 FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
                                     BETWEEN
                               SILICON VALLEY BANK
                               AND HYBRIDON, INC.

Principal Balance as of October 15, 1998                      $2,832,289.22
Interest outstanding at October 15, 1998                          14,613.83


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